 Confidential Treatment Requested. Confidential Portions of this document have been redacted and have been separately filed with the Commission.

                                                                   EXHIBIT 10.18

                           MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING is entered into effective as of January 1, 2000 by and between PROBEX CORP. ("Probex") and BECHTEL CORPORATION ("Bechtel").

WHEREAS, Probex has developed ProTerra(TM), a proprietary process for manufacturing premium base lubricating oil from used oil, and Bechtel's proprietary MP Refining(SM) technology is a good complement to the finishing stage of ProTerra(TM); and

WHEREAS, to capitalize on their respective complementary resources and capabilities, Probex wishes to obtain Bechtel's assistance in the development, financing, engineering, design, procurement, construction, and operation worldwide of used oil re-refining facilities based on ProTerra(TM) and enhanced by MP Refining(SM); and

WHEREAS, to that end Probex and Bechtel have effective as of the date hereof entered into master agreements under which Bechtel shall license the MP Refining(SM) process to Probex and perform process engineering and other front-end engineering services for Probex;

NOW, THEREFORE, for the mutual promises and consideration contained herein, Probex and Bechtel hereby further agree as follows:

1. Designated Engineer/Constructor: Probex and Bechtel shall in good faith use their best efforts to complete and execute contractual arrangements whereby Bechtel is designated Probex's engineer constructor for all Probex facilities worldwide for which Probex has the right to designate an engineer constructor

2. Turnkey Engineering, Procurement and Construction Contract: Probex and Bechtel shall in good faith use their best efforts to complete and execute by [Confidential material redacted and filed separately with the Commission.] a master turnkey EPC contract and the contract release for the first Probex facility with performance guarantees and credit support elements that are consistent with and incorporate the business points contained in the term sheet that is Attachment A hereto.

3. Operations and Maintenance Agreement: Bechtel shall inform Probex by April, 2000 whether Bechtel intends to enter into good faith negotiations on a mutually satisfactory master operations and maintenance agreement for the first Probex facility, and for subsequent facilities as appropriate.

4. Marketing Assistance: Bechtel will provide marketing assistance to Probex in identifying and developing opportunities for commercial application of ProTerra(TM). Compensation for marketing assistance by Bechtel will be included in the pricing provisions of the master EPC agreement.

5. Press Release: Probex and Bechtel shall jointly issue immediately upon the execution of this Memorandum of Understanding the press release which is Attachment




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B hereto. Bechtel will have the right to timely review and approve any press release which mentions Bechtel.

6. Termination: This Memorandum of Understanding shall terminate and be of no further force should the parties not be able to reach agreement on EPC contracts by [Confidential material redacted and filed separately with the Commission.] unless the parties extend this target date by mutual agreement.

7. Disclosures: In the event Probex is required to disclose this MOU, contracts, or any work products to the SEC, Probex and Bechtel will consult and agree in advance on which sections will be redacted and filed separately with the SEC.

It is agreed that any work product prepared by Bechtel shall not be disclosed in connection with any public securities offering without Bechtel's prior written consent. Any such work product shall only be disclosed to sophisticated investors with prior notification to Bechtel and with an appropriate disclaimer putting such investors on notice of the requirement to perform their own due diligence prior to making any investment. Extracts of such work product which attribute the extracted information to Bechtel will only be disclosed to third parties after prior notification to Bechtel and after these third parties have entered into appropriate confidentiality agreements with Probex and a contractual relationship with Probex pursuant to which such third parties are required to have access to such excerpts in connection with the performance of their duties to Probex. Otherwise, such extracts of such work product will not be disclosed to third parties without Bechtel's prior review.

Work product is defined as all information and documents produced by Bechtel pursuant to its contractual obligations to Probex.

IN WITNESS WHEREOF, Probex and Bechtel have entered into this Memorandum of Understanding effective as of the date first set forth hereinabove.

PROBEX CORP.                                BECHTEL CORPORATION


By: /s/ THOMAS G. PLASKETT                  By: /s/ THOMAS NARDI
   --------------------------                  ---------------------------------
         Thomas G. Plaskett                          Thomas Nardi
         Chairman and CEO                            Principal Vice President


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                                                                    Attachment A

                 Probex Corp. Lube Oil Manufacturing Initiative

                    MASTER TURNKEY ENGINEERING, PROCUREMENT,
                CONSTRUCTION, STARTUP AND COMMISSIONING CONTRACT

                                   Term Sheet

1. The Contract shall apply to all Probex Corp. used lubricating oil re-refining facilities worldwide for which Probex or an affiliated or subsidiary entity has the right to designate the engineer/constructor ("the Probex Facilities"). One master EPC contract will be prepared giving general terms and conditions and formulas for compensation. Individual facilities will be contracted through numbered releases to the master contract which describe the site specific scope, compensation, and deviations from the master contract terms and conditions.

2. The definitive form and content of the master contract shall facilitate Probex's ability to secure non-recourse debt and/or other financing for the Probex Facilities, and the master contract and its first release shall contain such terms and conditions as are reasonable, appropriate, and customary in that context. If necessary for credit support purposes, Bechtel will enter into individual EPC Contracts for each Probex Facility with Probex or one of Probex's affiliates.

3. The Probex Facilities shall be based upon ProTerra(TM), Probex's proprietary technology, which has discrete pretreatment, distillation and finishing stages, as complemented by Bechtel Corporation's proprietary MP Refining(SM) solvent extraction finishing process where applicable.

4. Bechtel's services shall include but not be limited to the design, engineering, procurement, construction, commissioning, start up, and performance testing of the Probex Facilities (all of which in totality shall be referred to hereinafter as "the Services"), commencing with a facility or facilities to be designated by Probex. The Services shall include any and all engineering and other technical and ancillary services performed under any preceding contracts by Bechtel for Probex directly or indirectly for each Probex Facility.

5. To the maximum extent feasible commensurate with the degree of steady work load on Probex facilities, Bechtel shall manage the resources, including personnel, that it dedicates to the performance of the Services on a programmatic basis to maximize the efficiencies and cost savings to Probex associated with a multi-facility program. [Confidential material redacted and filed separately with the Commission.]


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6. Bechtel shall perform the Services for each Facility in accordance with detailed design criteria, specifications, and engineering drawings defining the physical scope and required performance characteristics of each Facility, including but not limited to electrical, hydraulic, and mechanical systems and utilities, as prepared by Bechtel and approved by Probex.

7. The nature and scope of Bechtel's startup services shall be mutually agreed to by Probex and Bechtel.

8. Approved lists of major equipment vendors and subcontractors will be included in the Master EPC contract. The approved lists of vendors and subcontractors can be modified by mutual consent of Probex and Bechtel, as appropriate, in each contract release.

9. Bechtel may be authorized to purchase as Probex's agent tangible equipment and material for incorporation into the Facility if necessary and appropriate to avoid double taxation. [Confidential material redacted and filed separately with the Commission.]

10. Probex shall pay Bechtel a lump sum turnkey price (or, if the parties agree, a not-to-exceed price) for the performance of the Services associated with each Facility, which fixed price will be determined by open-book discussions for estimating costs. Payment of the fixed price shall be made in installments in concert with Bechtel's progress in performing the Services and expenses incurred associated with each Facility. Such fixed price for each Facility shall only be adjusted in response to changes in the scope of the Services and/or the Facility ordered by Probex, for changed conditions from those described in the scoping documents included in a contract release, or for force majeure events as agreed between the parties.

11. Probex, HSB, and Probex's lenders and their representatives, including potentially a consulting engineer, shall have reasonable access to Bechtel's engineering facilities and each Facility site for the purpose of inspecting and monitoring Bechtel's performance of the Services associated with each Facility and the multi-plant program as a whole.

12. Probex and Bechtel shall each be responsible for securing and paying for licenses and permits associated with their respective roles and responsibilities.

13. Probex shall provide, arrange for, or provide Bechtel access to the necessary utilities, including electrical energy, and sufficient used oil feedstock for the commissioning and startup of each Probex Facility.

14. Bechtel shall conduct the performance testing of such facility in conjunction with Probex in accordance with agreed upon test criteria, procedures and duration.

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15. Bechtel shall guarantee to Probex the Date of Mechanical Completion of each
Probex Facility, which dates shall be adjusted, if at all, only in accordance with agreed-upon industry standard practices such as changes requested by Probex, changed conditions, and/or force majeure events. The definition of Mechanical Completion shall be included in the master EPC contract. In the event that Bechtel fails to achieve Mechanical Completion of a Facility by the agreed-upon date, Bechtel shall pay to Probex liquidated damages, the calculation of which will be based upon a formula to be mutually agreed to by Probex and Bechtel, and included in the master EPC contract (unless explicitly superceded in the associated contract release). Such liquidated damages shall be Probex's exclusive remedy for delay and are intended to be at a level sufficient to meet lender requirements.

16. Bechtel shall guarantee its performance of the Services (as covered in any Technical Services or EPC contracts) in accordance with accepted professional engineering, procurement, and construction standards, and therefore guarantee the physical, mechanical, and structural performance of each Probex Facility. Bechtel shall correct at its cost any deficiencies in the Services for each Probex Facility upon notice from Probex within an agreed-to warranty period, subject to a total liability cap to be included in the master EPC contract and the associated contract release.

17. Bechtel shall guarantee to Probex that the MP Refining Unit portion of each Facility shall perform in accordance with agreed-to Performance Standards as confirmed by the performance testing referenced above. In the event that such MP Refining(SM) Unit fails to meet the Performance Standards by an agreed-upon date, Bechtel shall pay to Probex liquidated damages, the calculation of which will be based upon a formula to be mutually agreed to by Probex and Bechtel, and included in the Master EPC Contract (unless explicitly superceded in the associated contract release). Such liquidated damages shall be Probex's exclusive remedy for performance shortfall and are intended to be at a level sufficient to meet lender requirements.

18. The terms and conditions of the Master EPC Contract and contract releases, and in particular those associated directly and indirectly with the performance of the initial Probex Facilities, are intended to be [Confidential material redacted and filed separately with the Commission.] complementary to the HSB system performance insurance ("SPI") being provided to support the project financing of at least the initial Probex Facilities, such that the Contract and the SPI provide Probex's lenders with sufficient security and protection regarding the performance of at least those initial Probex facilities.

19. If and when appropriate, following the successful financing, installation and operation of the initial Probex Facilities, in place of the HSB SPI referenced in Section 18, above, and the MP Refining performance guarantee as specified in Section 17, above, Bechtel will consider providing performance guarantees for the totality of the ProTerra/MP Refining process as appropriate and necessary to support the project financing of subsequent Probex Facilities.


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20. The final acceptance of each Probex Facility by Probex and HSB shall occur following Bechtel's completion of all punch list items for each such Probex Facility.

21. Except in the case of willful misconduct, Bechtel's total liability to Probex for all causes, except for the re-performance of deficient engineering services, shall be limited to a mutually agreed to maximum total liability cap . Schedule and performance liquidated damages and all warranty work other than re-performance of deficient engineering, will be sub-capped under the total liability cap in amounts to be mutually agreed. Other than schedule and performance liquidated damages and any specific indemnities negotiated and agreed to by both parties, each party shall release the other, its subcontractors and suppliers from liability for consequential damages, howsoever arising, and whether in contract, tort or otherwise.

22. Probex and its insurance broker and Bechtel shall agree upon insurance arrangements and coverages, and other risk management devices, for the multi-plant program as a whole and for each Facility that support the project financing of those Facilities. If Bechtel is required to assume risk of loss during construction then Bechtel will furnish appropriate Builders Risk insurance.

23. Probex and Bechtel shall be bound by appropriate bi-lateral confidentiality obligations with regard to the existence of the Contract, the progress that the parties are making thereunder, and specific confidential information transferred from each party to the other.

24. The ownership of work product shall be as outlined in the Solvent Finishing Unit Technical Services Agreement and the Wellsville Plant Process Engineering and Technical Services Agreement to be signed contemporaneously with the execution of the EPC MOU.



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